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                                                                  EXHIBIT (a)(8)

                                SUPPLEMENT NO. 2
                             DATED JANUARY 18, 2002
                                       TO
                                OFFER TO EXCHANGE
                             DATED DECEMBER 21, 2001

                           SAFEGUARD SCIENTIFICS, INC.

       OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK

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         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT EASTERN
         STANDARD TIME, ON JANUARY 22, 2002, UNLESS THE OFFER IS EXTENDED.

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         Safeguard Scientifics, Inc. (the "Company" or "Safeguard") is offering to the current employees of the Company and its wholly-owned subsidiary, aligne, Inc., to exchange, for compensatory purposes, options outstanding under the Company's 1990 Stock Option Plan, the 1999 Equity Compensation Plan and the 2001 Associates Equity Compensation Plan, all as amended to date (collectively, the "Equity Plans") to acquire options to purchase shares of the Company's Common Stock, par value $0.10 per share ("Option Shares"), having an exercise price of more than $15.00 (the "Eligible Options"), in exchange for shares of the Company's restricted common stock that will be granted under the Equity Plans (the "Restricted Stock"), upon the terms and subject to the conditions described in the Offer to Exchange, the related cover letter (the "Cover Letter") and the Supplement dated January 17, 2002 ("Supplement No. 1" and, together with the Offer to Exchange and Cover Letter, as they may be amended from time to time, the "Offer").

         We are making this offer upon the terms and subject to the conditions described in the Offer to Exchange, the Cover Letter, the Summary of Terms and the Supplement No. 1 previously sent to you, together with this Supplement No. 2, as each may be amended from time to time (collectively, the "Offering Documents").

         You should direct questions about this offer or requests for assistance or for additional copies of the Offering Documents to Deirdre Blackburn at (610) 975-4943 or N. Jeffrey Klauder at (610) 975-4984.

         To the extent that any inconsistencies exist between this Supplement No. 2 and the other Offering Documents, this Supplement No. 2 will govern.
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                                TABLE OF CONTENTS

                                                                            PAGE

Introductory Statement                                                        1

Conditions of Offer                                                           1
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                             INTRODUCTORY STATEMENT

         The following information amends and supplements our Offer to Exchange dated December 21, 2001 and the Supplement dated January 17, 2002. Pursuant to this Supplement No. 2, we are amending and restating the information discussed below. Except to the extent expressly set forth, this Supplement No. 2 does not alter the terms and conditions previously set forth in the Offer to Exchange and Supplement No. 1, and should be read in conjunction with the Offer to Exchange and Supplement No. 1.

CONDITIONS OF OFFER

         As described in Section 6 of the Offer to Exchange, the offer is subject to certain conditions. You must be an active employee of Safeguard on the date the offer is made and continue to be an active employee on the date it expires. If you accept this offer with respect to any Eligible Option, you must exchange all Eligible Options. However, you are not required to exchange any of your Eligible Options.

         Notwithstanding any other provision of the Offer to Exchange, we will not be required to accept any Eligible Options that you tender for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before 12:00 midnight, Eastern Standard Time, on January 22, 2002 (or such later date if we extend the Offer to Exchange), if we determine that any of the following events have occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer to Exchange or to accept and cancel Eligible Options that you tender for exchange:

         - any action proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer to Exchange, the acquisition of some or all of the Eligible Options, the issuance of Restricted Stock, or otherwise relates to the Offer to Exchange or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer to Exchange;

         - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

                  (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Restricted Stock or otherwise restrict or prohibit consummation of the Offer to Exchange or otherwise relate to the Offer to Exchange;

                  (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Restricted Stock for some or all of the exchanged eligible options;
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                  (c)      materially impair the benefits we believe we will
                           receive from the Offer to Exchange; or

                  (d) (materially and adversely affect our business, condition (financial or other), income, operations, or prospects;

         - any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

         There are no other conditions to the Offer to Exchange other than as described in this Supplement No. 2.

         The conditions to the Offer to Exchange are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time before the expiration date, whether or not we waive any other condition to the Offer to Exchange. Should we decide to waive any of the conditions to the Offer to Exchange, we must do so before 12:00 midnight, Eastern Standard Time, on January 22, 2002 (or by a later expiration date if the Offer to Exchange is extended).

         Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and shall not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer to Exchange. Any determination we make concerning the events as described above will be final and binding on everyone.